SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |_|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

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      2.    Aggregate number of securities to which transaction applies:

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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which
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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

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      4.    Date Filed:

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

                                                            [KNIGHT RIDDER LOGO]
                                 50 West San Fernando Street, San Jose, CA 95113

Dear Shareholders:

      It is my pleasure to invite you to Knight Ridder's Annual Meeting of Shareholders.

      We will hold the meeting on Tuesday, April 23, 2002, at 9:30 a.m. in The Fairmont Hotel, 170 South Market Street, San Jose, California. The Fairmont is immediately adjacent to our corporate headquarters. In addition to the formal items of business, I will review the major developments of 2001 and answer your questions.

      This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about Knight Ridder.

      YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. YOU MAY VOTE YOUR SHARES BY INTERNET, BY TELEPHONE OR BY COMPLETING AND RETURNING THE ENCLOSED PROXY CARD BY MAIL. IF YOU ATTEND THE MEETING AND PREFER TO VOTE IN PERSON, YOU MAY DO SO.

      I look forward to seeing you at the Annual Meeting.

                                Sincerely,


                                /s/ Tony Ridder

                                Tony Ridder
                                Chairman of the Board
                                and Chief Executive Officer

March 22, 2002

                                 KNIGHT RIDDER
                          50 WEST SAN FERNANDO STREET
                               SAN JOSE, CA 95113

--------------------------------------------------------------------------------
                 NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS

                       TO BE HELD TUESDAY, APRIL 23, 2002

--------------------------------------------------------------------------------

Dear Shareholders:

      We will hold the 2002 Annual Meeting of Shareholders of Knight-Ridder, Inc. at 9:30 a.m. (Pacific time) at The Fairmont Hotel, 170 South Market Street, San Jose, California, on Tuesday, April 23, 2002. At this meeting, we will ask you to:

      1.    Elect five directors;

      2. Ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2002;

      3. Approve an amendment to the Company's Employee Stock Option Plan to increase the number of shares of common stock for which options may be granted by 4,000,000; and

      4. Transact any other business properly before the meeting or any adjournments or postponements thereof.

      All of these items of business are more fully described in the accompanying Proxy Statement. Also enclosed is our 2001 Annual Report, which includes the Company's financial statements.

      Shareholders of record at the close of business on March 5, 2002 will be entitled to vote at the meeting and any adjournments thereof. A list of such shareholders will be available for inspection at the Annual Meeting and for 10 days prior to the meeting at the Company's headquarters located at 50 W. San Fernando Street, San Jose, California, between the hours of 9:00 a.m. and 5:00 p.m. (Pacific time).

      We hope you will attend the meeting. However, if you cannot, we encourage you to vote the enclosed proxy -- either by mail, telephone, or by Internet -- as soon as possible. If later you decide to attend the meeting, you can, if you wish, revoke the proxy and vote in person.

                                By Order of the Board of Directors


                                /s/ Polk Laffoon

                                Polk Laffoon
                                Vice President/Corporate Relations
                                and Corporate Secretary

March 22, 2002

[KNIGHT RIDDER LOGO]
50 West San Fernando Street, San Jose, CA 95113

                        PROXY STATEMENT OF KNIGHT RIDDER
                      2002 Annual Meeting of Shareholders

Information About the Meeting, Voting and Proxies

Why did you send me this Proxy Statement?

      We -- the Board of Directors of Knight Ridder -- sent you this Proxy Statement and the enclosed proxy card because we are soliciting your proxy to vote at the 2002 Annual Meeting of Shareholders to be held at 9:30 a.m. on Tuesday, April 23, 2002, at The Fairmont Hotel, San Jose, California. Certain officers, directors and other employees of the Company and D.F. King & Co. (a proxy solicitor) may also solicit proxies on our behalf by mail, phone, fax or in person.

      This Proxy Statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the meeting, however, to vote your shares. You may either return the enclosed proxy card, or vote by telephone or via the Internet.

      We began mailing this Proxy Statement, along with the proxy card and 2001 Annual Report, on or about March 22, 2002 to all shareholders of record as of March 5, 2002 (the record date). On March 5, 2002, there were 83,738,204 shares of the Company's common stock outstanding.

Who is entitled to vote?

      Only shareholders of record at the close of business on March 5, 2002. Your proxy card shows the number of shares you had on that date. Each share of the Company's common stock is entitled to one vote on all matters specifically listed in the Proxy Statement.

How do I vote?

      There are four methods. You may vote in person, by telephone, online via the Internet or by completing and mailing your proxy card.

How do I vote in person?

      If you attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in the name of your broker, banker or other nominee, you must bring an account statement or letter from the broker, banker or nominee. The account statement or letter must show that you were the beneficial owner of the shares on March 5, 2002.

How do I vote by proxy?

      To vote by proxy, you may either:

      o Complete, sign and date the enclosed proxy card and return it in the prepaid envelope provided; or

      o Call the toll-free telephone number on the proxy card and follow the recorded instructions; or

      o Access Mellon Investor Services' secure Web Site registration page through the Internet at www.eproxy.com/kri, as identified on the proxy card, and follow the instructions.

      Shares that are registered in your name may be voted by any of the three methods described above. Please note that the Internet and telephone voting facilities for shareholders of record will close at 4:00 p.m. (Eastern time) on April 22, 2002.

      If your shares are held in "street name" through your broker, bank or other nominee, you may vote by telephone or Internet only if your broker, bank or nominee offers that option. Although many offer telephone and Internet voting, availability and specific procedures will depend on their particular voting arrangements.

      If you make specific choices and sign and return your proxy card before the Annual Meeting, or timely deliver your proxy by telephone or through the Internet, your shares will be voted as you have directed. If you sign and return the proxy card but do not make specific choices, the proxyholders will vote your shares as follows:

      o     "For" the election of the five nominees for director;

      o "For" the ratification of the appointment of Ernst & Young LLP as independent auditors for 2002; and

      o "For" the amendment to the Company's Employee Stock Option Plan to increase the number of shares of common stock for which options may be granted by 4,000,000.

Can I vote on other matters?

      The Company's by-laws limit the matters presented at our annual meeting to
(1) those in the notice of the meeting, (2) those that the Board of Directors has properly caused to be presented and (3) those brought by a shareholder of record entitled to vote at the meeting so long as the shareholder has notified the Corporate Secretary in writing (at our principal office) not later than 120 days before the anniversary of the prior year's proxy statement. The notice must briefly describe the business to be brought, the reasons and any material interest the shareholder has in the business; give the shareholder's name and address; and represent that the shareholder is a holder of record entitled to vote, or intends to be a holder on the record date (giving the number of shares and class) and intends to be at the meeting in person or by proxy to present the business.

      We do not expect any matters not listed in the Proxy Statement to come before the meeting. If any other matter is presented, your signed proxy card (or comparable telephone or Internet voting instructions) gives the individuals named as proxyholders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934 (the "Exchange Act").

Is my vote confidential?

      Yes. Only the inspector of election, Mellon Investor Services, will have access to your card.

May I revoke my proxy?

      Yes. You may change your mind after you send in your proxy card by following any of these procedures. To revoke your proxy:

      o     Send in another signed proxy card with a later date; or

      o Send a letter revoking your proxy to Knight Ridder's Corporate Secretary at 50 West San Fernando Street, San Jose, CA 95113; or

      o     Attend the Annual Meeting and vote in person.

      You may revoke your proxy if you have voted by telephone or online by re-voting in the same manner. Only the last vote that you enter by telephone or online will be counted. Alternatively, you may attend the Annual Meeting and vote in person.

Who counts the votes?

      Mellon Investor Services will tabulate the votes and act as inspector of election.

What does "beneficial owner" mean?

      Under the Securities and Exchange Commission's definition, you are a "beneficial owner" of shares if you have sole or shared voting or investment power over the shares.

How do employees who participate in the Investment Savings 401(k) Plan or the Employees Stock Purchase Plan vote?

      If you participate in Knight Ridder's Investment Savings 401(k) Plan or the Employees Stock Purchase Plan, you will receive voting instructions instead of a proxy card. These instructions will indicate the number of shares credited to your account as of March 5, 2002. The administrators of the plans are the shareholders of record of your plan shares and will vote those shares according to the instructions that you provide using the Internet, or by telephone or proxy card, if you prefer.

      o If you provide instructions to the plan administrators before the Annual Meeting, the plan trustees will vote the shares as you have directed.

      o If you do not provide voting instructions to the plan administrators before the Annual Meeting, the plan trustees will vote the shares credited to your account in the same proportion as those that have been voted by other plan participants.

What does it mean if I get more than one proxy card?

      Your shares are probably registered in more than one account. Sign and return all proxy cards to ensure that all your shares are voted. Please have all of your accounts registered in the same name and address. You may do this by contacting the Company's transfer agent, Mellon Investor Services
(800-982-7648).

What vote is required to approve the proposals?

      The nominees receiving the most votes are elected as directors. As a result, if you withhold your authority to vote for any nominee, your vote will not count for or against the nominee, nor will a broker "non-vote" affect the outcome of the election.

      Approval of all other proposals requires that the votes cast in favor exceed the votes cast against. Abstentions and broker non-votes will not affect the outcome of these proposals.

What constitutes a quorum?

      The holders of shares entitled to exercise a majority of the voting power present in person or by proxy constitutes a quorum. Abstentions and broker non-votes are included in determining whether a quorum exists.

Who is paying for this solicitation?

      The Company will pay for the solicitation of proxies, including D. F. King's estimated fee of $10,000 plus out-of-pocket expenses. The Company also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of the Company's stock.

How do I obtain a printed copy of the Proxy Statement or the Annual Report or Form 10-K?

      If you would like a printed copy, leave a message on the Company's literature line at 408-938-7878. In addition, the Company has posted these documents on the Company's Web site at www.kri.com.

      You may also elect to receive future proxy statements and annual reports via the Internet instead of receiving paper copies in the mail. You may choose this option by marking the appropriate box on your proxy card or by following the instructions provided if you vote by Internet. If you choose this option, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you notify us otherwise.

Where can I find voting results?

      The Company will publish the voting results in its Form 10-Q for the second quarter of 2002, which it will file with the Securities and Exchange Commission in August 2002. You can also find the results on the Company's Web site at www.kri.com.

How do I nominate a director of Knight Ridder?

      Any shareholder entitled to vote at an annual meeting may nominate directors as long as the shareholder has notified the Corporate Secretary in writing (at the Company's principal office) not later than 120 days before the anniversary of the prior year's proxy statement. The notice must give the shareholder's name and address and those of the person(s) to be nominated; represent that the shareholder is a holder of record entitled to vote, or intends to be a holder on the record date (giving the number of shares and class) and intends to be at the meeting in person or by proxy to make the nomination(s); describe any arrangements between the shareholder, the nominee(s) and any other person(s) (naming the person(s)) pursuant to which the nomination is made; provide any other information about the nominee(s) that must be disclosed in proxy solicitations under the Exchange Act; and include the consent of each nominee to serve as a director if elected.

Whom should I call if I have any questions?

      Call the Corporate Secretary, Polk Laffoon, at 408-938-7838. If you have questions about your ownership of Knight Ridder stock, call Sharon Orlando, Manager of Shareholder Services and Corporate Records, at 408-938-7713.

                Information About Knight Ridder Stock Ownership

Principal Holders of the Company's Stock

      The following table sets forth all persons known to the Company to be the beneficial owners of more than 5% of the Company's common stock as of March 5, 2002. As of March 5, 2002, there were 83,738,204 shares of the Company's common stock outstanding.

                                                           Shares
                                                        Beneficially       Percent of
Name and Address of Beneficial Owners of Common Stock      Owned             Class
-----------------------------------------------------      -----             -----
Southeastern Asset Management, Inc. ..............      8,474,991 (1)        10.12%
  6410 Poplar Avenue, #900
  Memphis, TN 38119

Harris Associates, L.P. ..........................      6,088,509 (2)         7.27%
  Two North LaSalle Street, Suite 500
  Chicago, IL 60602

Capital Research and Management Company ..........      4,191,700 (3)         5.01%
  333 South Hope Street
  Los Angeles, CA 90071

----------

(1) According to a Schedule 13G/A filed February 13, 2002, Southeastern Asset Management, Inc., a registered investment adviser, has sole voting power over 4,362,991 shares, shared voting power over 2,973,300 shares, sole dispositive power over 5,459,325 shares and shared dispositive power over 2,973,300 shares.

(2) According to a Schedule 13G filed February 11, 2002, Harris Associates, L.P., a registered investment adviser, has shared voting power over all shares, sole dispositive power over 2,516,009 shares and shared dispositive power over 3,572,500 shares.

(3) According to a Schedule 13G/A filed February 11, 2002, Capital Research and Management Company, a registered investment adviser, has no voting power but has sole dispositive power over all shares.

Stock Ownership of Directors and Officers

      This table sets forth the number of shares of the Company's common stock beneficially owned as of March 5, 2002 by each director, nominee and executive officer named in the Summary Compensation Table, and by all directors, nominees and officers as a group. None of these persons beneficially owned more than 1% of the Company's common stock. All directors and officers as a group owned 2.61% of the Company's common stock. Except as noted, each person has sole voting and investment power over the shares shown in the table.

                                       Shares Other Than                                      Total Number of Shares
               Name                      Option Shares       Shares Subject to Options (1)      Beneficially Owned
               ----                      -------------       -----------------------------      ------------------
James I. Cash .....................           5,044                      6,667                        11,711
Mary Jean Connors .................          52,006                    247,000                       299,006 (2)
Kathleen Foley  Feldstein .........           2,074                      4,667                         6,741
Thomas P. Gerrity .................           2,146                      4,667                         6,813
Barbara B. Hauptfuhrer ............           3,546                      6,667                        10,213
Frank McComas .....................          55,192                    140,000                       195,192 (2)
Patricia Mitchell .................               0                          0                             0
M. Kenneth Oshman .................          32,292                      6,667                        38,959 (3)
P. Anthony Ridder .................         208,991                    451,000                       659,991 (2)
Steven B. Rossi ...................          39,756                    148,333                       188,089 (2)
Randall L. Tobias .................           8,146                      6,667                        14,813
Gonzalo F. Valdes-Fauli ...........           2,646                      6,667                         9,313
John E. Warnock ...................               0                          0                             0
John L. Weinberg ..................          30,292                      6,667                        36,959
Gordon Yamate .....................          14,798                     18,334                        33,132

All directors and officers as a
group (30 persons including
those named above) ................         638,411                  1,546,172                     2,184,583 (4)

----------

(1) Shares that officers and directors have the right to acquire by exercising options within 60 days of March 5, 2002.

(2) Includes shares owned by, or jointly with, spouses as follows: (a) 2,726 shares owned by Ms. Connors' husband; (b) 2,780 shares jointly owned by Mr. McComas and his wife; (c) 2,885 shares owned by Mr. Ridder's wife, 898 shares jointly owned by Mr. Ridder and his wife, and 11,557 shares held in a trust of which Mrs. Ridder is the trustee; and (d) 4,760 shares jointly owned by Mr. Rossi and his wife. Ms. Connors and Mr. Ridder disclaim beneficial ownership of the shares owned by their respective spouses. Messrs. McComas and Ridder share voting and investment power with their respective spouses as to those shares owned jointly.

(3) Includes 30,000 shares owned by a partnership in which Mr. Oshman has a 97% income interest. Mr. Oshman has the power to vote these shares and the power to direct their disposition and he claims beneficial ownership as to 97% of the shares.

(4) Includes shares held in the Company's Long-Term Incentive Plan and shares earned as dividends as follows: 19,495 for Ms. Connors; 15,192 for Mr. McComas; 34,521 for Mr. Ridder; 21,322 for Mr. Rossi; 13,132 for Mr. Yamate; and 131,112 for all officers as a group. Mr. McComas retired from the Company effective January 6, 2002. Upon his retirement, he forfeited 7,100 shares and related accrued dividends.

Section 16(a) Beneficial Ownership Reporting Compliance

      The Exchange Act requires that the Company's directors and officers file reports of ownership and changes in ownership of the Company's equity securities with the Securities and Exchange Commission and the New York Stock Exchange and furnish the Company with copies of such reports. Based on its review of these copies, the Company believes that during 2001 all directors and officers filed on a timely basis all reports required of them, except that Mary Jean Connors, Senior Vice President/Human Resources, and Jacqui Love Marshall, a Vice President of the Company, each filed one late report with respect to one transaction.

                         Item 1: Election of Directors

How is the Board structured?

      The Company's Board of Directors is divided into three classes generally serving staggered three-year terms so that the term of each class expires at each annual meeting. The Articles of Incorporation and the By-laws provide for the election of five directors at the 2002 Annual Meeting, four to hold office until the 2005 Annual Meeting of Shareholders and one to hold office until the 2003 Annual Meeting of Shareholders. The other six directors who were elected at prior annual meetings will continue to serve for their respective terms.

Who is nominated to stand for election?

      The individuals nominated by the Board of Directors to stand for election at the 2002 Annual Meeting for three-year terms are James I. Cash, Jr., P. Anthony Ridder, Randall L. Tobias and John E. Warnock. The Board has also nominated Patricia Mitchell to stand for election at the 2002 Annual Meeting for a one-year term. Therefore, shareholders will only vote on four nominees for terms expiring in 2005 and one nominee for a term expiring in 2003.

How will proxies be voted?

      Proxies will be voted for the election of the five nominees of the Board of Directors unless instructions are given to withhold authority to vote for one or more of the nominees.

      Although it is not contemplated that any nominee will decline or be unable to serve, the shares will be voted by the proxyholders in their discretion for another person should that occur, but the proxies may not be voted for a greater number of persons than five.

      The Board of Directors recommends that shareholders vote FOR each of the following nominees.

             Nominees for Election for Three-Year Terms Ending 2005

[PHOTO]    JAMES I. CASH, JR., age 54                           Director since 1995
           James E. Robison Professor of Business Administration
           Harvard University, Graduate School of Business Administration

           Member of the Harvard Business School faculty since 1976. Trustee of The Markle
           Foundation, Massachusetts General Hospital and Partners Healthcare, Inc.
           Director of Chubb Corporation, General Electric Company, Microsoft Corporation
           and Scientific-Atlantic. B.S., Texas Christian University; M.S. and Ph.D.,
           Purdue University.

[PHOTO]    P. ANTHONY RIDDER, age 61                            Director since 1987
           Chairman of the Board and Chief Executive Officer
           Knight Ridder

           Chief Executive Officer and Chairman of Knight Ridder since 1995; President of the Company from 1989 to 1995; President of the Newspaper Division of the
           Company from 1986 to 1995. Joined the San Jose Mercury News in 1964; served as
           General Manager until 1977 and Publisher from 1977 to 1986. Previously held various editorial and business positions at several Company newspapers. Director of the Associated Press and Newspaper Association of America. Member of the
           Board of Trustees of the University of Santa Clara. Member of the Advisory Board
           of the Graduate School of Business, Stanford University. B.A., University of
           Michigan.

[PHOTO]    RANDALL L. TOBIAS, age 60                            Director since 1994
           Chairman Emeritus
           Eli Lilly and Company

           Chairman Emeritus of Eli Lilly and Company, a pharmaceutical research and manufacturing company; Chairman and Chief Executive Officer of Eli Lilly and
           Company from 1993 to 1999. Vice Chairman of the Board of AT&T from 1986 to 1993.
           Director of Phillips Petroleum Company and Kimberly-Clark Corporation. Member of
           the Business Council. Trustee of the Colonial Williamsburg Foundation. B.S.,
           Indiana University.

[PHOTO]    JOHN E. WARNOCK, age 60                              Director since 2001
           Co-Chairman
           Adobe Systems, Inc.

           Founder and Chairman of Adobe Systems, Inc., a developer of software solutions for network publishing, since 1989. Since 1997, Mr. Warnock has shared the position of Chairman with Charles M. Geschke. Served as Chief Executive Officer of Adobe Systems, Inc. from 1982 through December 2000 and Chief Technical
           Officer from December 2000 to March 2001. Director of Salon Media Group, Inc.
           Former Chairman of the Tech Museum of Innovation. Member of the Board of
           Trustees of the American Film Institute and Folger Shakespeare Library. B.S.,
           M.S. and Ph.D., University of Utah.

               Nominee for Election for One-Year Term Ending 2003

[PHOTO]    PATRICIA MITCHELL, age 59                            Director since 2002
           President and Chief Executive Officer
           Public Broadcasting Service

           President and Chief Executive Officer of the Public Broadcasting Service, a
           private, nonprofit corporation whose members are American public television stations, since March 2000. President of CNN Productions and Time Inc.
           Television at Time Warner from 1992 to 2000. Director of Bank of America
           Corporation. Member of the Board of Trustees of the Sundance Institute, the
           Women's Leadership Advisory Council of the Kennedy School of Government and the
           National Board of Girls Inc. B.A. and M.A., University of Georgia; honorary doctorate, Emerson College.

                    Directors Continuing in Office Until 2004

[PHOTO]    KATHLEEN FOLEY FELDSTEIN, age 61                     Director since 1998
           President
           Economics Studies, Inc.

           President of Economics Studies, Inc., a private consulting firm, since 1987.
           Director of Bank of America Corporation, Bell South Corporation, Ionics
           Corporation and John Hancock Financial Services, Inc. Trustee of the Committee
           for Economic Development, the Museum of Fine Arts, Boston and McLean Hospital.
           B.A., Radcliffe College; Ph.D., Massachusetts Institute of Technology.

[PHOTO]    THOMAS P. GERRITY, age 60                            Director since 1998
           Professor of Management and Operations and Information Management
           The Wharton School

           Professor of Management at the Wharton School of the University of Pennsylvania
           since 1990; Dean of the Wharton School from 1990 to 1999. Director of CVS
           Corporation, Fannie Mae, Reliance Group Holdings, Inc., Sunoco and Internet
           Capital Group, Inc. Trustee of Morgan Stanley Institutional Funds. B.S., M.S.,
           and Ph.D., Massachusetts Institute of Technology. Rhodes Scholar, Oxford
           University.

[PHOTO]    GONZALO F. VALDES-FAULI, age 55                      Director since 1992
           Retired Vice Chairman
           Latin America Barclays Group

           Retired since June 2001; Vice Chairman, Latin America Barclays Group, an
           international banking firm, from January 2001 to June 2001; Chief Executive
           Officer of Latin America Barclays Group from 1988 to January 2001. International banker with Barclays Bank since 1980; Member of the Management Committee,
           Barclays Capital. Trustee of the University of Miami. Director of Blue
           Cross/Blue Shield of Florida. B.S., Spring Hill College; M.A., Thunderbird
           Graduate School for International Management.

                   Directors Continuing in Office Until 2003

[PHOTO]    BARBARA BARNES HAUPTFUHRER, age 73                   Director since 1979
           Director of Various Public Companies

           Director of Massachusetts Mutual Life Insurance Company. Former director of The
           Vanguard Group of Investment Companies, Raytheon Company, The Great Atlantic &
           Pacific Tea Co., IKON Office Solutions, Inc., J. Walter Thompson Co.,
           Owens-Illinois, Inc. and the Ladies Professional Golf Association. Trustee
           Emerita of Wellesley College. B.A., Wellesley College.

[PHOTO]    M. KENNETH OSHMAN, age 61                            Director since 1996
           Chairman and Chief Executive Officer
           Echelon Corporation

           Chairman and Chief Executive Office of Echelon Corporation, a developer of control network technology and products, since 1989. Co-founded Rolm Corporation in 1969; served as Chief Executive Officer, President and Director until Rolm's merger with IBM in 1984. Vice president of IBM from 1984 to 1986. Director of
           Sun Microsystems. B.A. and B.S., Rice University; M.S. and Ph.D., Stanford
           University.

[PHOTO]    JOHN L. WEINBERG, age 77                             Director since 1969
           Senior Advisory Director
           The Goldman Sachs Group, Inc.

           Senior Advisory Director of The Goldman Sachs Group, Inc., an investment banking firm, since April 2001; Director of The Goldman Sachs Group, Inc. from 1999 to
           2001; Senior Chairman and Limited Partner of Goldman, Sachs & Co. from 1990 to
           1999; Senior Partner and Chairman of the Management Committee of The Goldman
           Sachs Group, L.P. and its principal affiliate, Goldman, Sachs & Co. until 1990;
           Investment banker with Goldman, Sachs & Co. since 1950. Director of Providian
           Financial Corporation and Tricon Global Restaurants. Member of The Business
           Council. B.A., Princeton University; M.B.A., Harvard University.

Board Committees and Attendance

      In 2001, the Board of Directors met five times. Each of the nominees for election at the Annual Meeting and each of the continuing directors attended at least 75% of the meetings of the Board and of the committees of the Board on which he or she served. The Board currently has four active standing committees:
Nominating, Compensation and Corporate Governance, Environmental Affairs and Audit.

      The Nominating Committee reviews the composition of the Board and recommends changes in its membership as needed. The committee will also consider qualified candidates recommended by shareholders if such recommendations are submitted in accordance with the procedures set forth under the caption "How do I nominate a director of Knight Ridder?" on page 5. The committee members are Barbara B. Hauptfuhrer, Chairman, Kathleen Foley Feldstein, Thomas P. Gerrity, and M. Kenneth Oshman. The committee met twice in 2001.

      The Compensation and Corporate Governance Committee administers the Company's incentive compensation plans and its stock option plans, including the review and grant of stock options to all eligible employees and directors. In addition, the committee reviews and approves the salary, bonus and other benefits of the senior executive officers of the Company. The committee also reviews and reports to the Board on matters of corporate governance, i.e., the relationships of the Board, the shareholders and management in determining the direction and performance of the Company. The committee members are Randall L. Tobias, Chairman, James I. Cash, Jr., Barbara B. Hauptfuhrer, M. Kenneth Oshman and John L. Weinberg. The committee met six times in 2001.

      The Environmental Affairs Committee oversees the policies of the Company designed to carry out the Company's commitment to preserving the natural environment of the communities it serves and the safety of its workplaces. The committee members are James I. Cash, Jr., Chairman, Thomas P. Gerrity, P. Anthony Ridder, Randall L. Tobias and Gonzalo F. Valdes-Fauli. The committee met once in 2001.

      The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities and reviewing the Company's audit process, financial reporting function, systems of internal controls and compliance programs. To that end, the committee reviews the activities of the internal audit staff, the independent auditors' report and the qualifications, performance and independence of the independent auditors, and makes recommendations to the Board on those matters. Both the internal and the independent auditors have free access to the committee and, from time to time, the committee directs them to carry out special assignments. The Board of Directors has determined that all of the members of the committee meet the independence requirements of the New York Stock Exchange listing standards. The members of the committee are Gonzalo F. Valdes-Fauli, Chairman, Kathleen Foley Feldstein and Thomas P. Gerrity. The committee met twice in 2001. The following is a report of the Audit Committee for fiscal year 2001.

                           --------------------------

                                     Report
                             by the Audit Committee

                           --------------------------

      During 2001, the Audit Committee of the Board of Directors was comprised of three non-employee directors who meet the independence requirements of the New York Stock Exchange listing standards. The Audit Committee operates under a written charter, approved and adopted by the Board.

What are the responsibilities of the Audit Committee?

      The Company's management is responsible for the Company's internal controls and financial reporting process. The Company's independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing principles and for issuing a report thereon. Pursuant to the Audit Committee's charter, the Audit Committee is responsible for assisting the Company's Board of Directors in fulfilling its oversight responsibilities and reviewing the Company's audit process, financial reporting function, systems of internal controls and compliance programs.

How does the Audit Committee carry out these responsibilities?

      In fulfilling its responsibilities, the Audit Committee reviewed the Company's audited financial statements for the year ended December 31, 2001 and met with both management and the Company's independent auditors, Ernst & Young LLP, to discuss those financial statements. Management and Ernst & Young LLP have represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has received from and discussed with Ernst & Young LLP its written disclosure and letter regarding its independence from the Company as required by Independence Standards Board Standard No. 1. The Audit Committee has also reviewed and considered whether the provision of other non-audit services by Ernst & Young LLP is compatible with maintaining the auditor's independence. The Audit Committee has also discussed with Ernst & Young LLP any matters required to be discussed by Statement on Auditing Standards No. 61.

      Based upon these reviews and discussions, the Audit Committee has recommended to the Board that the Company's audited financial statements for the fiscal year ended December 31, 2001 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. The Audit Committee has also recommended, subject to shareholder ratification, the selection of Ernst & Young LLP as the Company's independent auditors for fiscal year 2002.

                                The Audit Committee

                                        Gonzalo F. Valdes-Fauli, Chairman
                                        Kathleen Foley Feldstein
                                        Thomas P. Gerrity

How the Company Compensates Directors

Annual Cash Fee

      Directors of the Company who are not employees of the Company receive an annual retainer of $40,000. Half of this retainer is paid in the Company's common stock, and a director may choose to receive the balance in the Company's common stock as well.

Meeting Fees

      Non-employee directors receive a fee of:

      o     $1,500 for each Board meeting and meeting of shareholders

      o     $1,000 for each committee meeting

Fee for Chairing a Committee

      Each non-employee director who chairs a committee receives an annual fee of $5,000.

Annual Stock Option Awards

      Every December, each non-employee director is granted an option to purchase 4,000 shares of the Company's common stock at the fair market value of the Company's common stock on the date the option is granted.

The Deferred Compensation Plan

      Directors are eligible to enter into individual agreements to defer with interest all or a portion of the fees payable to them until such later dates as may be provided in the agreements.

Expenses

      The Company reimburses directors for travel and other expenses incurred in attending meetings.

Other Benefits

      Directors who have never been employed by the Company and who were age 65 or older on July 1, 1996 are eligible to receive an annual lifetime benefit commencing upon retirement from the Board with at least five years of service (or, if disabled, following at least two years of service). The benefit ranges from 50% of the annual retainer for directors who retire after five years of service to 100% of the retainer for directors who retire with 10 or more years of service.

      Directors who have never been employed by the Company and were under age 65 on July 1, 1996 participate in a program under which they are credited with 600 phantom shares of the Company's common stock annually. Their phantom share accounts are credited with dividend equivalents and the accounts are paid in cash in a lump sum upon termination of Board service.

Compensation Committee Interlocks and Insider Participation

      During 2001, the Compensation and Corporate Governance Committee was comprised of the following five non-employee directors: Randall L. Tobias, James
I. Cash, Jr., Barbara B. Hauptfuhrer, M. Kenneth Oshman and John L. Weinberg. No member of the Compensation and Corporate Governance Committee served as an officer or employee of the Company or any of its subsidiaries during 2001. In addition, during 2001, no executive officer of the Company served as a director or as a member of the compensation committee of a company, one of whose executive officers served as a member of the Compensation and Corporate Governance Committee or as a director of the Company.

Certain Relationships and Related Transactions

      From time to time, Knight Ridder and its subsidiaries engage in transactions with companies where one of the Company's executive officers or directors or a member of his or her immediate family has a direct or indirect interest. All of these transactions, including those described below, are in the ordinary course of business and at competitive rates and prices.

      Peter B. Ridder, President and Publisher of The Charlotte Observer, is a brother of P. Anthony Ridder. Par Ridder, President and Publisher of the San Luis Obispo Tribune, is the son of P. Anthony Ridder. Geoffrey Tomb, the spouse of Mary Jean Connors, is a former general assignment reporter for the San Jose Mercury News. Mr. Tomb retired from the San Jose Mercury News on July 31, 2001. In 2001, the Company paid Peter B. Ridder, Par Ridder, and Geoffrey Tomb aggregate compensation of $431,695, $127,616, and $64,552 respectively.

      John L. Weinberg is a senior advisory director of The Goldman Sachs Group, Inc. and former Director and Senior Chairman of Goldman, Sachs & Co., an investment banking firm that regularly performs services for the Company, such as acting as a financial advisor, serving as principal or agent for the Company in the purchase and sale of securities and the acquisition or sale of certain businesses of the Company. In the future, Goldman, Sachs & Co. may be called upon to provide similar or other services for the Company.

      Gonzalo Valdes-Fauli is a former Vice Chairman and former Chief Executive Officer of Latin America Barclays Group, an affiliate of Barclays Bank plc, which is one of the Company's lenders and provides certain pension management services to the Company.

          Item 2: Ratification of Appointment of Independent Auditors

      The Audit Committee of the Board has recommended and we have appointed Ernst & Young LLP, Independent Certified Public Accountants, to examine the books and accounts of the Company for the year 2002, and we are asking shareholders to ratify our selection. Ernst & Young LLP has served as the Company's independent auditors since 1951.

      Representatives of Ernst & Young LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.

Audit Fees

      The Company incurred an aggregate of $807,000 in fees for professional services rendered by Ernst & Young LLP for the independent audit of the Company's annual financial statements and review of the financial statements contained in the Company's quarterly reports on Form 10-Q for fiscal year 2001.

Financial Information Systems Design and Implementation Fees

      Ernst & Young LLP did not perform financial information systems design or implementation for the Company during 2001.

All Other Fees

      The Company incurred an aggregate of $612,000 in fees for professional services rendered by Ernst & Young LLP for services other than those covered under "Audit Fees" for fiscal year 2001. This amount includes: (1) $437,000 for audit-related services, including audits of certain subsidiaries and employee benefit plans and assistance with regulatory filings such as registration statements; and (2) $175,000 primarily for tax consulting services.

      The Audit Committee has considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the auditor's independence.

      The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Ernst & Young LLP.

          Item 3: Amendment to Employee Stock Option Plan to Increase the Number of Shares Available for Grant

What is the Employee Stock Option Plan?

      The Knight-Ridder, Inc. Employee Stock Option Plan (the "Plan") was originally adopted and approved by shareholders in 1971. In accordance with the Plan, eligible executive officers and other employees of the Company and its subsidiaries may be granted nonqualified and incentive stock options to purchase shares of the Company's common stock. The Plan also provides for the grant of stock appreciation rights, although none have been granted in recent years. The Plan is designed to permit those executives and key employees who contribute to the Company's performance to benefit with shareholders from increases in the value of the Company's common stock.

What is the Proposed Amendment?

      At the Annual Meeting, we are asking shareholders to approve an amendment to the Plan to authorize an additional 4,000,000 shares of the Company's common stock for future grants under the Plan.

Why are we making this proposal?

      The maximum number of shares of common stock that may be issued pursuant to stock option awards under the Plan is fixed at 39,200,000. Over the past 30 years, approximately 36,520,975 (net of canceled or terminated shares) have been awarded or are subject to outstanding stock option awards. Currently, only 2,679,025 shares are available for future awards under the Plan. We believe that the Plan has been an important factor in attracting and retaining key executives and employees and that continuation of the stock option program is important for the Company to remain competitive. Therefore, subject to stockholder approval, we amended the Plan to make available for grant an additional 4,000,000 shares of the Company's common stock. In light of historical usage and expected future grants, we believe that this increase, together with current available shares, will be sufficient to meet the Company's projected needs through 2003.

      While the Board of Directors is cognizant of the dilutive effects of compensatory stock option awards, the Board believes that the Company's stock option program, as proposed to be amended, would likely result in limited dilution that would be offset by the Company's stock repurchase program, if continued consistent with historical practices. Historically, repurchasing shares has been an integral part of the Company's financial strategy. Since 1994, when the Company initiated its stock repurchase program, the Company has repurchased more than the number of shares issued during each year, and in some cases many more. In 2001, the Board authorized the Company to repurchase up to 6,950,000 shares of the Company's common stock. During that year, the Company repurchased approximately 3,000,000 shares of its common stock.

Who is eligible to receive awards under the Employee Stock Option Plan?

      Employees of the Company and its subsidiaries (including officers and directors) are eligible to receive awards under the Plan. Non-employee directors, including members of the Compensation and Corporate Governance Committee, are not eligible. Under the Plan, no person may receive options and/or stock appreciation rights for more than 300,000 shares in a calendar year.

How is the Employee Stock Option Plan administered?

      The Compensation and Corporate Governance Committee of the Board of Directors administers the Plan and determines, in its sole discretion, which employees will receive options, when such options will be granted and the number of options to be granted to each employee. The committee makes these determinations on an individual basis reflecting its assessment of which executive and key employees of the Company and its subsidiaries are important to the Company's success. In 2001, 2,028 employees were granted options covering a total of 2,146,850 shares of the Company's common stock.

When does the Employee Stock Option Plan expire?

      The Plan does not have an expiration date, but all options must expire no later than 10 years from the date of grant.

At what price are options exercised and how are they paid for?

      An option may be exercised at a price which is not less than the fair market value (i.e., market price) of the underlying shares on the date the options are granted. Payment is required upon exercise of an option. Payment may be made in cash or by delivery to the Company of shares of the Company's common stock or a combination of cash and shares.

How are options affected by a stock split or similar event?

      The Plan provides for equitable adjustments in the event of stock dividends, recapitalizations, stock splits or combinations or exchanges of shares by merger, consolidation or other similar event.

Can the Plan be amended?

      The Board of Directors has the right to amend, suspend or terminate the Plan at any time, provided, however, that the Board may not take any action which impairs the rights of an optionee or the holder of a stock appreciation right. In addition, the Board may not amend the Plan to change: the total number of shares that may be purchased upon the exercise of options or stock appreciation rights; the minimum purchase price of the shares; the maximum term of any option; the amount that may be received upon exercise of a stock appreciation right; or the ability of a stock appreciation right to be exercised after the expiration of a related option without the approval of the holders of a majority of the outstanding shares of the Company's stock.

What is the tax effect of an option exercise?

      When an optionee exercises a nonqualified option, the difference between the exercise price and the fair market value of the shares on the date of exercise will be taxable as ordinary income to the optionee. Any gain or loss recognized when the optionee later disposes of the shares will generally be capital gain or loss. Upon the exercise of a stock appreciation right, the amount of cash or the fair market value of the shares received will be taxable as ordinary income.

      An optionee will not recognize any income upon the exercise of an incentive stock option during his or her employment with the Company or within three months after termination of employment (or longer in the event of termination by reason of death, disability or retirement). Assuming that the optionee does not dispose of the shares received for two years after the incentive stock option was granted and one year after the receipt of shares upon exercise of the option, the optionee will recognize capital gain or loss measured by the difference between the exercise price and the amount received for the shares at the time of disposition. If an optionee disposes of shares acquired upon exercise of an incentive stock option earlier, the optionee may recognize ordinary income.

      Generally, the Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that the holder of an option or stock appreciation right recognizes ordinary income.

      In addition, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") contains special rules on the Federal income tax deductibility of compensation paid to the Company's chief executive officer and to the four other most highly compensated executive officers. The general rule is that annual compensation paid to any of those individuals will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if it complies with conditions imposed by Section 162(m) of the Code, including the establishment of a maximum number of shares with respect to which options and stock appreciation rights may be granted to any one employee during one year. The Employee Stock Option Plan has been designed to permit the Company to receive a Federal income tax exemption in connection with such awards.

      On March 5, 2002, the closing price of the Company's common stock on the New York Stock Exchange was $66.50.

                               New Plan Benefits

      Because awards under the Employee Stock Option Plan are discretionary, future awards under the Plan are not determinable. However, options to purchase shares of the Company's common stock were granted under the Plan in 2001 to the following persons and groups as set forth in the following table:

                                                  Dollar Value         Number of Shares
         Name and Position                      of Options (1)($)   Subject to Options (2)
         -----------------                      -----------------   ----------------------
P. Anthony Ridder
  Chairman and Chief Executive Officer              9,993,750              150,000

Steven B. Rossi
  President/Newspaper Division                      7,995,000               90,000

Frank McComas
  Former Senior Vice President/Operations                   0                    0

Mary Jean Connors
  Senior Vice President/Human Resources             3,331,250               50,000

Gordon Yamate
  Vice President and General Counsel                1,998,750               30,000

Executive Group                                    41,440,750              622,000

Non-Executive Director Group (3)                            0                    0

Non-Executive Officer Employee Group                3,397,875               51,000

----------

(1) Based on the average of the high and low trading prices of the Company's common stock on the New York Stock Exchange on March 1, 2002 ($66.625).

(2) Options were granted at an exercise price equal to 100% of the market price of the underlying shares of the Company's common stock on the date of grant, vest in three equal installments over a three-year period, and expire no later than ten years from the date of grant.

(3) Non-employees are not eligible to participate in the Company's Employee Stock Option Plan.

      The Board of Directors recommends that shareholders vote FOR the amendment to the Employee Stock Option Plan.

Executive Compensation

            --------------------------------------------------------

                        Report on Executive Compensation

             by the Compensation and Corporate Governance Committee

            --------------------------------------------------------

      The Compensation and Corporate Governance Committee of the Board administers the Company's executive compensation program. The members of the committee are independent, non-employee directors. The Compensation and Corporate Governance Committee has furnished the following report on executive compensation for 2001:

What is our executive compensation philosophy?

      We firmly believe that the interests of the Company and its employees are inseparable. In support of that principle, the Compensation and Corporate Governance Committee has designed the Company's executive compensation program to support what we believe to be an appropriate relationship between executive pay and the creation of shareholder value. To promote Company performance, we link a significant portion of executive compensation to the Company's operating results. The objectives of our program are:

      o To align the interests of executives with the long-term interests of shareholders through awards whose value over time depends upon the performance of the Company's common stock;

      o To provide compensation comparable to that offered by other companies in our industry, enabling the Company to attract, retain and motivate talented executives who are critical to the Company's long-term success;

      o To motivate key executives to achieve strategic business initiatives and to reward them for their achievement; and

      o     To set guidelines for substantial stock ownership by executives.

What are the elements of executive compensation?

      We compensate our executives principally through base salary, annual bonus, long-term incentive awards and stock options. In this way, a significant portion of the value ultimately realized by the executives, including the Chairman and Chief Executive Officer, will depend upon the Company's performance and can be considered "at risk."

      Our executives participate in a retirement plan, health plan, savings incentive (401(k)) plan and other voluntary benefit plans that we make available to all employees generally. Among these are relocation benefits, such as temporary living expenses. One-time relocation bonuses are sometimes provided to employees to assist with miscellaneous moving expenses and help compensate for housing differentials. We also provide our executives with a voluntary deferred compensation arrangement, which is similar to those typically offered to executives by the companies with which we compete for talent.

How did we determine base salaries for 2001?

In General

      The Compensation and Corporate Governance Committee establishes senior executive salaries based on our review of the executive's performance and compensation history, and information on salary levels at comparable companies. We annually review the base salaries of our executives to determine if adjustments are appropriate to ensure that their salaries are competitive and that they reflect any changes in the executives' responsibilities at the Company.

      For executives other than the Chief Executive Officer, we also consider the recommendations of Mr. Ridder, the Company's Chairman and Chief Executive Officer.

Comparative Data

      In conducting our review for 2001, we considered comparative data prepared by both the Company's senior human resources officer and by iQuantic Buck, the Compensation and Corporate Governance Committee's outside consultant for executive compensation.

      The comparison group we chose for compensation purposes (the "Comparison Group") consisted of our competitors in the newspaper industry. The index we chose for our performance graph was the S&P Publishing/Newspapers Index. This is the publicly available index that we found best corresponded to our business and included the greatest number of companies in the Comparison Group. The performance graph follows this Report.

      We obtained data for the Comparison Group from a number of sources, including proxy statements, publicly available information and surveys by consulting firms. We used this comparative data as a benchmark in reaching our own determination of appropriate compensation levels for the Company's executives.

Base Salaries of Executive Officers

      Data for the Comparison Group supported an annual increase in base salaries for 2001. We believe that the base salaries of our executives were generally near the median for salaries of executives in the Comparison Group. The base salary for each of the named executive officers is reported in the Summary Compensation Table that follows this Report.

Base Salary of the Chief Executive Officer

      We also increased the base salary of Mr. Ridder effective March 1, 2001 to $940,500. We believe that Mr. Ridder's base salary in 2001 is consistent with the salaries of chief executive officers in the Comparison Group and with the Compensation and Corporate Governance Committee's evaluation of Mr. Ridder's leadership and management of the Company.

                     How did we determine bonuses for 2001?

Annual Incentive Plan

      We award cash bonuses under, or taking into consideration, the Company's Annual Incentive Plan. Under the Plan, participants are eligible for cash bonuses ranging from 40% of salary in the case of participants whose annual salary is less than $50,000 to 85% in the case of those whose salary exceeds $250,000, and 115% for the Chairman and Chief Executive Officer. Twenty percent of an executive's bonus potential was tied in 2001 to specific non-financial objectives for the Company that were established at the beginning of 2001. Eighty percent of the bonus potential was tied to financial performance. (For corporate participants, it was the financial performance of the Company on a consolidated basis compared to budget; and for newspaper participants, it was the financial performance of the individual newspaper compared to its budget.) For 2001, the measure of financial performance was operating profit.

      Under the Company's Annual Incentive Plan, if the Company (or a newspaper) meets its financial budget, the executive receives 100% of that part (80%) of the potential bonus tied to financial performance. If operating profit is above or below budget, then the financial awards paid to Plan participants will range from 6.25% of the targeted bonus (in the case of financial performance equal to 91% of budget) to 200% of the targeted bonus (if the budget is exceeded by 10%). Performance at 90% of target or below results in no bonus award for financial performance. Plan participants may elect to defer any portion of their bonus to a later year. In 2001, the Plan was revised to place greater focus on strategic management and operating profit.

Bonuses for Executive Officers

      In 2001, the Company's management proposed to the Compensation and Corporate Governance Committee that no annual bonuses be paid to the Company's officers due to the severe economic conditions that impacted Company performance in 2001. We accepted the proposal and as a result, no annual bonuses were paid to executive officers in 2001.

Bonus for the Chief Executive Officer

      Similarly, Mr. Ridder did not receive an annual bonus in 2001.

What is our position on the deductibility of executive compensation?

      Provisions of federal tax law deny a company a tax deduction to the extent certain executives' total compensation (excluding certain categories of "performance based" compensation) exceeds $1,000,000 in any year. At the 2000 Annual Meeting, shareholders of the Company approved certain amendments to the material terms of the Company's Annual Incentive Plan to ensure that compensation paid by the Company to executive officers pursuant to the Plan would be deductible by the Company for federal income tax purposes.

What were the long-term incentive awards in 2001?

In General

      Long-term incentives consist of stock options and Long-Term Incentive Plan awards. Both types of awards serve to focus executive attention on the long-term performance of the business.

2001 Stock Option Grants

      After reviewing the Company's financial performance and competitive analysis by iQuantic Buck, we provided in 2001 long-term incentive awards for executives by granting employee stock options. We believe the number of the stock options awarded to each of the senior executives (including Mr. Ridder) was at the median of recent awards given by companies within the Comparison Group. The number of stock options of the Company and Knight Ridder Digital, a wholly-owned subsidiary, awarded to each of the named executive officers is set forth in the Stock Option Grants tables that follow this Report.

      In addition, due to the financial upheaval in the Internet industry and other severe market conditions negatively affecting Knight Ridder Digital, we approved a program in 2001 to allow all Knight Ridder Digital optionholders to voluntarily surrender their existing options in exchange for a commitment by Knight Ridder Digital to grant in the future new options to purchase the same number of shares of Knight Ridder Digital common stock covered by the surrendered option at an exercise price based on the fair market value on the new grant date. At the time of approval of that program, the value of the options originally granted in March 2000 (approximately $5.23) had declined to approximately $2.77 per share, and many options were underwater, i.e., the current fair market value of the shares underlying options were below the option exercise price.

      In accordance with the program, the new grant could occur no earlier than six months and one day from the end of a specified waiting period during which an optionholder could elect to participate in the program. Vesting credit was accorded to the replacement options based on the actual vesting of the existing options earned as of the date of cancellation. During the period following the surrender and cancellation of the existing options and prior to the grant of new options, no options vested. In March 2001, the Company's named executive officers (in addition to most of the Knight Ridder Digital employees) surrendered for cancellation all existing options held by them. Replacement options were granted on October 3, 2001 at $1.18 per share, the fair market value of the underlying Knight Ridder Digital shares on the new grant date.

Long-Term Incentive Plan

      At the 1997 Annual Meeting, shareholders of the Company approved a Long-Term Incentive Plan, the goal of which is to consistently deliver a total shareholder return at least in the top half of the companies in the Comparison Group. Under the Plan, an executive's ability to receive a stock award is contingent upon and related directly to the total return received by shareholders on their investment in the Company's stock over a three-year period, compared to the return received by holders of stock in the other companies that comprise the S&P Publishing/Newspapers Index. The initial performance period ended on December 31, 1999, and no shares vested because the performance target was not achieved. The Plan was extended for an additional three-year period ending December 31, 2002. All of the named executive officers participate in the Plan. No awards were granted to the named executive officers in 2001. A description of the Long-Term Incentive Plan follows this Report.

What are the Company's stock ownership guidelines?

      To support the Company's desire to increase management stock ownership, the Company has established stock ownership guidelines for all of the Company's executive officers and certain other key employees. The guidelines set what we believe is an appropriate level of ownership of Knight Ridder common stock as a multiple of the executive's annual base salary (based on the market value of the stock). The multiple ranges from four times base salary (in the case of Mr. Ridder) to one times base salary (in the case of corporate vice presidents and publishers of the Company's largest newspapers).

      The Compensation and Corporate Governance Committee believes these guidelines have the positive effect of further aligning the interests of the executives and key employees with all shareholders.

                        The Compensation and Corporate Governance Committee

                        Randall L. Tobias, Chairman
                        James I. Cash, Jr.
                        Barbara Barnes Hauptfuhrer
                        M. Kenneth Oshman
                        John L. Weinberg

Compensation of Executive Officers

      The following table sets forth information regarding the compensation during the past three years of the Chief Executive Officer and each of the other four most highly compensated executive officers in 2001:

                           Summary Compensation Table

                                                                                        Long-Term
                                                Annual Compensation                    Compensation
                                                -------------------                    ------------
                                                                    Restricted   Securities        All
                                                                       Stock     Underlying       Other
                                                 Salary     Bonus      Awards   Options/SARs   Compensation
Name and Principal Position (1)           Year     ($)     ($)(2)      ($)(3)      (#)(4)       ($)(5)(6)
-------------------------------           ----     ---     ------      ------      ------       ---------
P. Anthony Ridder .....................   2001   935,720         0           0    150,000         35,264
  Chairman and Chief Executive Officer    2000   893,846   506,339   1,912,500    150,000         14,439
                                          1999   877,308   804,169           0    150,000         77,774

Steven B. Rossi .......................   2001   613,250         0           0     90,000          7,498
  President/Newspaper Division            2000   531,558   214,803   1,181,250     50,000          1,885
                                          1999   481,762   310,468           0     50,000        198,417

Frank McComas .........................   2001   586,754         0           0          0          9,450
  Former Senior Vice President/Operations 2000   564,231   228,460   1,248,750     50,000          7,106
                                          1999   564,459   366,244           0     50,000            125

Mary Jean Connors .....................   2001   518,533         0           0     50,000          5,801
  Senior Vice President/Human Resources   2000   489,231   197,722   1,080,000     50,000          6,206
                                          1999   482,866   313,823           0     50,000          6,484

Gordon Yamate .........................   2001   407,154         0           0     30,000        440,571 (7)
  Vice President and General Counsel      2000   144,615         0     700,000     55,000            165

----------

(1) The positions shown are the principal positions held by each of the named executive officers during fiscal year 2001. Mr. Rossi was promoted to President/Newspaper Division effective February 1, 2001. Mr. Rossi previously served as the Company's Senior Vice President/Operations. Mr. McComas retired from the Company effective January 6, 2002. Mr. Yamate was appointed Vice President and General Counsel effective September 5, 2000.

(2) In accordance with a proposal by the Company's management to the Compensation and Corporate Governance Committee, no annual bonuses were awarded to the Company's officers in 2001, including the named executive officers.

(3) The amounts listed in this column represent the value on the date of grant of shares of restricted stock granted to the named executive officers pursuant to the Company's Long-Term Incentive Plan as follows: 33,351.50 shares for Mr. Ridder; 20,599.46 shares for Mr. Rossi; 21,776.57 shares for Mr. McComas; 18,833.79 shares for Ms. Connors; and 12,799 shares for Mr. Yamate. None of the shares will vest unless the Company's total shareholder return ("TSR") is positive and at least equal to the median TSR of the other companies in the S&P Publishing/Newspaper Index during the performance period (January 1, 2000 through December 31, 2002). If these conditions are met, 15% of the shares will vest if Company's TSR is equal to the peer group median and 100% of the shares will vest if the Company's TSR is at the 90(th) percentile or more of the peer TSR. Dividends will accrue on the restricted stock awards during the performance period. As of December 28, 2001, the shares held by each named executive officer had an aggregate market value (based on the Company's closing price of $65.17 on December 28, 2001) as follows: $2,249,757 for Mr. Ridder; $1,389,546 for Mr. Rossi; $990,066 for Mr. McComas; $1,270,485
      for Ms. Connors; and $855,824 for Mr. Yamate.

(4) In addition to the stock option awards listed in this column, in March 2000, the following named executive officers were granted options to purchase shares of common stock of Knight Ridder Digital, a wholly-owned subsidiary of the Company, under the Knight Ridder Digital 2000 Stock Option Plan, at an exercise price of $5.2375 per share, as follows:
      500,000 for Mr. Ridder; 300,000 for Mr. Rossi; 175,000 for Mr. McComas; and 175,000 for Ms. Connors. On October 24, 2000, Mr. Yamate was granted options to purchase 125,000 shares of Knight Ridder Digital common stock at an exercise price of $2.7739 per share. In March 2001, all of the named executive officers voluntarily elected to surrender these options in exchange for a commitment by Knight Ridder Digital to grant in the future new options to purchase the same number of shares of Knight Ridder Digital stock. Such options were granted to the named executive officers on October 3, 2001, at an exercise price of $1.18 per share, the fair market value of the underlying shares on the new grant date. These options are described in more detail in the Compensation and Corporate Governance Committee's Report under the caption "2001 Stock Option Grants" and in the Ten-Year Option/SAR Repricings table on page 27.

(5) The amounts shown for 2001 and 2000 include (i) Company contributions to the Company's Investment Savings (401(k)) Plan ($5,100 each year for Mr. Ridder, $5,100 each year for Mr. Rossi, $5,100 each year for McComas, and $4,511 and $5,100 for Ms. Connors in 2001 and 2000, respectively); and the cost of life insurance on the lives of the named executive officers in 2001 and 2000, respectively, ($10,777 and $9,339 for Mr. Ridder, $2,398 and $1,885 for Mr. Rossi, $4,350 and $2,006 for Mr. McComas, $1,290 and $1,106 for Ms. Connors, and $990 and $165 for Mr. Yamate).

(6) The amounts shown 1999 include (a) a relocation payment of $10,000 to Mr. Rossi in connection with the relocation of the Company's headquarters in 1998; (b) an incidental relocation expense allowance of $25,000 for Mr. Rossi and incidental relocation expenses of $7,100 for Mr. Ridder, $151,738 for Mr. Rossi, and $125 for Mr. McComas; (c) Company contributions to the Company's Investment Savings (401(k)) Plan ($4,800 for Mr. Ridder, $4,394 for Mr. Rossi, $4,800 for Mr. McComas, and $4,800 for Ms. Connors); and (d) the cost of life insurance on the lives of the named executive officers ($8,633 for Mr. Ridder, $863 for Mr. Rossi, $2,675 for Mr. McComas, and $1,684 for Ms. Connors).

(7) The amount shown for 2001 reflects a one-time signing and retention bonus payable on the commencement and the one-year anniversary of Mr. Yamate's employment. The amounts payable in 2000 were deferred to 2001.

Long-Term Incentive Programs

      The Company's long-term incentive programs consist of the Employee Stock Option Plan and the Long-Term Incentive Plan.

      Employee Stock Option Plan. Under the terms of the Plan, the Compensation and Corporate Governance Committee may grant executive officers and other key employees options to purchase shares of the Company's common stock at the fair market value (i.e., market price) at the option grant date. The options granted in 2001 vest in three equal installments over a three-year period from the date of grant and expire in 10 years.

      The Plan is designed to permit those executives who contribute to the performance of the Company and the market price of its common stock to benefit along with shareholders from increases in the value of the Company's common stock.

      The following table sets forth information on stock options granted in 2001 to the executive officers named in the Summary Compensation Table:

                Company Stock Option Grants In Last Fiscal Year

                         Number of      % of Total
                        Securities       Options
                        Underlying      Granted to                                      Grant Date
                         Options       Employees in   Exercise Price   Expiration      Present Value
     Name               Granted(#)    Fiscal Year(%)     ($/share)        Date           ($)(1)(2)
     ----               ----------    --------------     ---------        ----           ---------
P. Anthony Ridder         150,000          6.99           62.2500      12/12/2011         10.6387

Steven B. Rossi            20,000           .93           56.3300      01/29/2011          9.9363
                           70,000          3.26           62.2500      12/12/2011         10.6387

Frank McComas                   0          0.00                --              --              --

Mary Jean Connors          50,000          2.33           62.2500      12/12/2011         10.6387

Gordon Yamate              30,000          1.40           62.2500      12/12/2011         10.6387

----------

(1) The "grant date present value" shown is a hypothetical value for each option based upon application of the Black Scholes model. This model often is used to estimate the market value of transferable options by calculating the probability -- based on the volatility of the stock subject to the option -- that the stock price will exceed the option exercise price at the end of the option term. The assumptions used in calculating the Black Scholes value of the options were: expected volatility of .21; risk-free rate of return of 4.25%; dividend yield of 1.6%; and vesting over a three-year period from the date of grant.

(2) The stock options are not transferable. The Black Scholes estimate notwithstanding, an option granted under the Employee Stock Option Plan will have value only if and to the extent the optionee exercises the option at a time when the market price of the Company's common stock is above the market price on the date the option was granted.

      In addition to the Company stock option grants described above, during 2001 the named executive officers were granted replacement options to purchase shares of Knight Ridder Digital. The following table sets forth a description of the replacement options granted to the Company's named executive officers:

                  Subsidiary Ten-Year Option/SAR Repricing(1)

                                                                                                   Length of
                                                                                                    Original
                                   Securities                                                        Option
                                   Underlying        Market Price of  Exercise Price                  Term
                                    Number of         Stock at Time     at Time of       New        Remaining
                                   Options/SARs      of Repricing or   Repricing or    Exercise    at Date of
                                   Repriced or          Amendment        Amendment      Price     Repricing or
     Name             Date           Amended              ($)(2)          ($)(2)        ($)(2)      Amendment
     ----             ----           -------              ------          ------        ------      ---------
P. Anthony Ridder   10/03/01         500,000               1.18            5.23          1.18        9 years

Steven B. Rossi     10/03/01         300,000               1.18            5.23          1.18        9 years

Frank McComas       10/03/01         175,000               1.18            5.23          1.18        9 years

Mary Jean Connors   10/03/01         175,000               1.18            5.23          1.18        9 years

Gordon Yamate       10/03/01         125,000               1.18            2.77          1.18      9.75 years

----------

(1) In March 2000, the following named executive officers were granted options to purchase shares of common stock of Knight Ridder Digital, a wholly-owned subsidiary of the Company, under the Knight Ridder Digital 2000 Stock Option Plan, at an exercise price of $5.2375 per share, as follows: 500,000 for Mr. Ridder; 300,000 for Mr. Rossi; 175,000 for Mr. McComas; and 175,000 for Ms. Connors. On October 24, 2000, Mr. Yamate was granted options to purchase 125,000 shares of Knight Ridder Digital common stock at an exercise price of $2.7739 per share. In March 2001, all of the named executive officers voluntarily elected to surrender these options in exchange for a commitment by Knight Ridder Digital to grant in the future new options to purchase the same number of shares of Knight Ridder Digital stock. Such options were granted to the named executive officers on October 3, 2001, at an exercise price of $1.18 per share, the fair market value of each share on the new grant date. Vesting credit was accorded to the replacement options based on the actual vesting of the existing options earned as of the date of cancellation. During the period following the surrender and cancellation of the existing options and prior to the grant of the new options, no options vested.

(2)   Based on valuations by an independent third party appraiser.

      The following table sets forth information on Company stock options exercised in 2001 by the executive officers named in the Summary Compensation Table, as well as the number of unexercised options held by each of them at the end of the 2001:

         Aggregated Company Stock Option Exercises in Last Fiscal Year
                    and Fiscal Year-End Stock Option Values

                                             Number of Securities            Value of Unexercised
                                            Underlying Unexercised          In-the-Money Options at
                    Shares               Options at Fiscal Year-end(#)       Fiscal Year-end($)(1)
                  Acquired on   Value    -----------------------------       ---------------------
                   Exercise   Realized
Name                  (#)        ($)     Exercisable     Unexercisable   Exercisable     Unexercisable
----                  ---        ---     -----------     -------------   -----------     -------------
P. Anthony Ridder   100,000   2,829,613    506,000          300,000      9,927,266.00     1,827,810.00

Steven B. Rossi           0           0    141,000          140,000      1,930,148.22       843,668.95

Frank McComas             0           0    189,999           50,000      3,171,341.96       464,268.95

Mary Jean Connors    12,000     464,417    247,000          100,000      5,238,306.75       609,268.95

Gordon Yamate             0           0     18,334           66,666        250,730.12       588,424.88

----------

(1) The amount shown is the amount by which the market value at year-end of all shares subject to unexercised options exceeded the exercise price of those options and is based on the average of the high and low trading prices of the Company's common stock on the New York Stock Exchange on December 28, 2001 ($65.10).

      The following table sets forth information on the Knight Ridder Digital stock options held by the executive officers named in the Summary Compensation Table at the end of the 2001:

        Aggregated Subsidiary Stock Option Exercises in Last Fiscal Year
                   and Fiscal Year-End Stock Option Values(1)

                                                            Number of Securities            Value of Unexercised
                                                           Underlying Unexercised         In-the-Money Options at
                             Shares                     Options at Fiscal Year-end(#)        Fiscal Year-end($)
                           Acquired on        Value    ------------------------------        ------------------
                            Exercise        Realized
Name                           (#)             ($)     Exercisable      Unexercisable   Exercisable     Unexercisable
----                           ---             ---     -----------      -------------   -----------     -------------
P. Anthony Ridder               0               0        187,5000          312,500           0               0

Steven B. Rossi 0               0                         112,500          187,500           0               0

Frank McComas                   0               0          65,625          109,375           0               0

Mary Jean Connors               0               0          65,625          109,375           0               0

Gordon Yamate                   0               0               0          125,000           0               0

----------

(1) During 2001, none of the named executive officers elected to exercise any Knight Ridder Digital stock options and none of the options were in-the-money (i.e., the fair market value of the underlying shares did not exceed the exercise price of the options).

      Long-Term Incentive Plan. The Company's Long-Term Incentive Plan is intended to motivate and reward executives for achieving total shareholder return ("TSR") equal to or greater than the other companies in the S&P Publishing/Newspaper Index.

      The Plan initially covered the three-year period from January 1, 1997 to December 31, 1999. No shares vested, however, because the performance target was not achieved. The Plan was extended for an additional three-year period beginning January 1, 2000 and ending December 31, 2002. At the start of the extended performance period, we granted each participant restricted shares of the Company's common stock with a value (based on the average closing price in December 1999) equal to 75% of the participant's salary as of January 1, 2000 multiplied by the number of years (three) in the performance period. Later-added participants will receive pro-rated grants based on the amount of time remaining in the performance period.

      The Plan provides that none of the shares will vest unless the Company's TSR is positive and at least equal to the median TSR of the other companies in the S&P Newspaper Index during this performance period. If these conditions are met, 15% of the shares will vest if the Company's TSR is equal to the peer group median and 100% of the shares will vest if the Company's TSR is at the 90th percentile or more of the peer TSR or higher.

Other Benefits

      This table shows the annual benefits payable as a straight-life annuity under the Company's pension plan to an officer retiring in 2001 at age 65 with a specified combination of final average earnings (salary and bonus) and years of service with the Company. The benefits shown are not subject to any reduction for Social Security or other benefits.

                               Pension Plan Table

                            Years of Credited Service
                            -------------------------

Remuneration         15        20        25        30        35        40
--------------------------------------------------------------------------------
  125,000          34,868    40,240    45,613    50,985    54,110    57,235
  200,000          57,368    66,490    75,613    84,735    89,735    94,735
  300,000          87,368   101,490   115,613   129,735   137,235   144,735
  400,000         117,368   136,490   155,613   174,735   184,735   194,735
  500,000         147,368   171,490   195,613   219,735   232,235   244,735
  600,000         177,368   206,490   235,613   264,735   279,735   294,735
  700,000         207,368   241,490   275,613   309,735   327,235   344,735
  900,000         267,368   311,490   355,613   399,735   422,235   444,735
1,000,000         297,368   346,490   395,613   444,735   469,735   494,735
1,300,000         387,368   451,490   515,613   579,735   612,235   644,735
1,600,000         477,368   556,490   635,613   714,735   754,735   794,735
1,900,000         567,368   661,490   755,613   849,735   897,235   944,735

The salary and bonus of the Company's five most highly compensated executive officers are shown in the Summary Compensation Table. As of the end of 2001, Mr. Ridder had 40 years of service with the Company; Mr. Rossi, 14; Mr. McComas, 32; Ms. Connors, 22; and Mr. Yamate, 1.

      No officer of the Company has an employment agreement. The Company has agreements with its executive officers, including those named in the Summary Compensation Table, that entitle each executive to receive a lump sum cash severance payment equal to three times the executive's annual salary and bonus if, after a change in control of the Company (as defined in the agreements), the Company terminates the executive's employment or the executive resigns because of a reduction in position, salary or benefits.

Performance of Knight Ridder Common Stock

      The following graph compares the cumulative total return on the Company's common stock during the past five years with the average cumulative total return during the same period on the stocks which comprise the S&P 500 Stock Index and the S&P Publishing/Newspapers Index.

      The S&P 500 Stock Index is comprised of 500 U.S. companies in the industrial, transportation, utilities and financial industries, weighted by market capitalization. At the end of 2001, the S&P Publishing/Newspapers Index was comprised of Dow Jones & Company, Inc., Gannett Co., Inc., Knight-Ridder, Inc., The New York Times Company and Tribune Company, weighted by market capitalization.

      The following graph reflects the investment of $100 on December 31, 1996 in the Company's common stock, the S&P 500 Stock Index and the S&P Publishing/Newspapers Index. Dividends are assumed to have been reinvested as paid in the Company's common stock and in the stocks in the S&P 500 Stock Index and quarterly in the stocks in the S&P Publishing/Newspapers Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              KNIGHT-RIDDER, INC., S&P PUBLISHING/NEWSPAPERS INDEX
                               AND S&P 500 INDEX
                     DECEMBER 31, 1996 - DECEMBER 31, 2001

   [The following table was depicted by a line chart in the printed material.]

================================================================================================
Value of Initial $100 Investment        Dec-96    Dec-97    Dec-98    Dec-99    Dec-00    Dec-01
================================================================================================
Knight-Ridder, Inc.                    $100.00   $138.43   $138.17   $163.71   $159.15   $184.79
S&P 500                                $100.00   $133.36   $171.48   $207.56   $188.66   $166.24
S&P Publishing/Newspapers              $100.00   $163.02   $168.73   $231.84   $199.12   $204.58
------------------------------------------------------------------------------------------------

                                 Other Matters

When are shareholder proposals for the 2003 Annual Meeting due?

      To be considered for inclusion in the proxy statement for the 2003 Annual Meeting, a shareholder proposal must be received at the Company's principal office no later than November 22, 2002. Such proposals should be addressed to Knight Ridder, 50 W. San Fernando Street, San Jose, California 95113, Attn:
Corporate Secretary. As described above, the Company's By-laws would require the Corporate Secretary to receive notice of all proposals by this date, whether or not they are included in the proxy statement. In the unlikely event any proposal received after this date was presented at the annual meeting, the proxyholders would be able to exercise discretionary authority to vote your shares on the proposal only to the extent authorized by Rule 14a-4(c) under the Exchange Act.

                                By Order of the Board of Directors


                                /s/ Polk Laffoon

                                Polk Laffoon
                                Vice President and Corporate Secretary

San Jose, California
March 22, 2002

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2      Please mark
AND 3.                                                         your votes as |X|
                                                               indicated in
                                                               this example

1.    Election of Directors

      Nominees: 01 James I. Cash, Jr., 02 P. Anthony Ridder, 03 Randall L.
                Tobias, 04 John E. Warnock and 05 Patricia Mitchell.

      To withhold authority to vote for any individual nominee, write the name of that nominee in the space below.

      __________________________________________________________________________

                  FOR all nominees         WITHHOLD AUTHORITY
                    listed above            to vote for all
                 (except as marked             nominees
                  to the contrary)           listed above

                        |_|                       |_|

2.    Ratify the appointment of Ernst & Young LLP

                           FOR   AGAINST   ABSTAIN

                           |_|     |_|       |_|

3. Approve an amendment to the Company's Employee Stock Option Plan to increase the number of shares of common stock available for grant

                           FOR   AGAINST   ABSTAIN

                           |_|     |_|       |_|

                                                            YES

I will attend the annual meeting in San Jose, California.   |_|

I agree to access future proxy statements and annual
reports over the Internet                                   |_|


Signature ____________________ Signature ______________________ Date ___________

NOTE: Please sign exactly as your name or names appear(s), date and return this proxy card promptly in the enclosed envelope whether or not you plan to attend the Annual Meeting. For joint accounts, each owner should sign. When signing as officer, executor, administrator, attorney, trustee or guardian, or in any other legal capacity please give your full title(s) under signature(s).
--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

                      Vote by Internet or Telephone or Mail
                          24 Hours a Day, 7 Days a Week

       Internet and telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

--------------------------------------------------------------------------------
                                    Internet
                           http://www.eproxy.com/kri

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.
--------------------------------------------------------------------------------

                                       OR

--------------------------------------------------------------------------------
                                    Telephone
                                 1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.
--------------------------------------------------------------------------------

                                       OR

--------------------------------------------------------------------------------
                                      Mail

                               Mark, sign and date
                                your proxy card
                                      and
                                return it in the
                             enclosed postage-paid
                                   envelope.
--------------------------------------------------------------------------------

              If you vote your proxy by Internet or by telephone,
                 you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the Internet at www.kri.com http://www.KRI.com

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                              KNIGHT-RIDDER, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints P. Anthony Ridder, Polk Laffoon and Gordon Yamate, or any one of them, each with full power of substitution, to vote all the shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Knight-Ridder, Inc. to be held at The Fairmont Hotel, 170 South Market Street, San Jose, California at 9:30 a.m. on April 23, 2002, and any adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION, FOR ITEMS 2 AND 3 AND IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) THEREOF.

   (THIS PROXY IS CONTINUED ON REVERSE SIDE PLEASE COMPLETE, DATE AND SIGN ON
         THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

--------------------------------------------------------------------------------

Subject line: Official Notice of Knight Ridder Online Voting

To Our Knight Ridder Employee Shareholders:

Welcome to Internet voting for the Knight Ridder 2002 Annual Meeting, to be held at 9:30 a.m. Tuesday, April 23, at the Fairmont Hotel, 170 South Market St., San Jose, California.

Once again, we are asking participants in the Company's 401(k) Plans, Employees Stock Purchase Plan and Annual Incentive Plan to vote on the items of business which will come before the Annual Meeting. This year you may vote on the election of directors, the appointment of independent accountants and an amendment to the Company's Employee Stock Option Plan. These matters are described in detail in the notice of annual meeting and proxy statement described below. The administrators of your benefit plans are the shareholders of record of your plan shares and will vote those shares according to the instructions you provide using the Internet, by telephone or by proxy card.

In the past, you have received a proxy card in the mail, along with a proxy statement and an annual report. In an effort to reduce costs and facilitate voting, all of this material will be supplied electronically. Click here to see the proxy, [link to www.kri.com/investing/proxies/proxy2002.pdf]; click here to view the annual report. [link to www.kri.com/investing/ar01] Or, visit Knight Ridder's Web site, www.kri.com, choose Investing in Knight Ridder, then choose Annual Reports and Proxies.

If you wish to receive a printed copy of these documents and/or a paper proxy card, contact the Knight Ridder proxy request line at 408-938-0288. Be sure to identify yourself as an employee shareholder, and leave your name, social security number, address and phone number and tell us what you wish to receive. It will be mailed to you.

To vote on the three items contained in the proxy, you will need to access our secure electronic voting site at http://www.eproxy.com/kri/ and follow the instructions.

To do that, you will need to use your unique control number.
Your control number is:
[ ]

User hint: You can cut and paste the control number into the appropriate field on the Web page.

If you receive more than one e-mail from us, your shares are probably registered in more than one account (for example, Employee Stock Purchase Plan and 401(k)
Plan). Each will have its own control number; please vote in response to each e-mail to ensure that all your shares are voted.

You may also vote your shares by telephone. To do so, call toll-free on a touch tone phone 1-800-435-6710 - anytime and follow the recorded instructions. You will need the 11-digit control number shown above.

Your vote is important to us. Please vote (by Internet, telephone or proxy card) as soon as possible before April 18th. If you change your mind after voting, simply vote again: the tabulator will record your most recent instruction.

Thank you for your participation.

If you have any questions, call Polk Laffoon, Vice President of Corporate Relations and Corporate Secretary, at 408-938-7838.

                               KNIGHT-RIDDER, INC.

                           EMPLOYEE STOCK OPTION PLAN

                      (As amended through January 22, 2002)

1. PURPOSE

      The purpose of this Stock Option Plan (hereinafter referred to as the "Plan") is to attract and retain key employees of Knight-Ridder, Inc. (hereinafter referred to as the "Company") and its subsidiaries, by the grant of options and stock appreciation rights.

      "Subsidiaries" as used herein shall mean corporations (other than Knight-Ridder, Inc.) or partnerships in an unbroken chain of corporations and/or partnerships beginning with Knight-Ridder, Inc. if, at the time of the granting of the option or stock appreciation right, each of the corporations and partnerships other than the last corporation or partnership in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in a corporation in such chain or at least a 50% partnership interest in such chain.

      The term "fair market value" of a share of common stock as of any date shall be the mean between the highest and lowest sales price of a share of common stock on the date in question as reported on the composite tape for issues listed on the New York Stock Exchange. If no transaction was reported on the composite tape in the common stock on such date, the prices used shall be the prices reported on the nearest day preceding the date in question. If the common stock is not then quoted on the composite tape, "fair market value" shall be the closing sales price or the mean between the closing bid and asked prices on the date in question, as applicable, as furnished by any member firm of the New York Stock Exchange selected from time to time for that purpose by the Compensation Committee.

      The term "incentive stock option" shall mean an option described in
Section 422(b) of the Internal Revenue Code of 1986, as amended.

2. ADMINISTRATION OF THE PLAN

      The Plan shall be administered by a committee as appointed from time to time by the Board of Directors of the Company, which committee shall consist of not less than three (3) members of such Board of Directors, all of whom shall be "nonemployee directors" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934. Said committee shall be called the "Compensation Committee."

      In administering the Plan, the Compensation Committee may adopt rules and regulations for carrying out the Plan. The interpretation and decision with regard to any question arising under the Plan made by the Committee shall, unless overruled or modified by the Board of Directors of the Company, be final and conclusive on all employees of the Company and its subsidiaries participating or eligible to participate in the Plan.

3. STOCK

      The stock which may be issued and sold pursuant to the exercise of options or stock appreciation rights granted under the Plan may be authorized and unissued common stock or shares of common stock reacquired by the Company and held in treasury of a total number not exceeding 43,200,000 shares.

      The shares deliverable under the Plan shall be fully paid and nonassessable shares. Any shares, in respect of which an option is granted under the Plan which shall have for any reason expired or terminated, may be again allotted under the Plan. Any shares covered by options which have been canceled by reason of the exercise of related stock appreciation rights as provided in the immediately following paragraph or which are used to exercise other options or to satisfy tax withholding obligations shall not be available for other options under the Plan.

      The exercise of options with respect to which stock appreciation rights shall have been granted shall cause a corresponding cancellation of such stock appreciation rights, and the exercise of stock appreciation rights issued in respect of options shall cause a corresponding cancellation of such options.

      Each option and stock appreciation right granted under the Plan shall be subject to the requirement and condition that if the Board of Directors shall determine that the listing, registration or qualification upon any securities exchange or under any state or federal law, or the approval or consent of any governmental body is necessary or desirable as a condition of granting such option or stock appreciation right, or the issue or purchase of any shares thereunder, then no such option or stock appreciation right may be exercised in whole or in part unless or until such listing, registration, qualification, approval or consent has been obtained, free of any conditions which are not acceptable to the Board of Directors of the Company.

4. ELIGIBILITY

      Options and stock appreciation rights will be granted only to persons who are employees of the Company and its subsidiaries (including officers and directors except for persons acting as directors only). The Compensation and Corporate Governance Committee of the Board of Directors of the Company shall determine in its sole discretion the employees to be granted options, the number of shares subject to each option, the employees to be granted stock appreciation rights and the options with respect to which such stock appreciation rights shall be granted. Subject to the provisions of Section 13 of the Plan, the maximum number of shares with respect to which options or stock appreciation rights, or a combination thereof, may be granted under the Plan to any person in any calendar year is 300,000.

5. PRICE

      The purchase price under each option shall be determined by the Compensation Committee subject to approval by the Board of Directors of the Company, but such price shall not be less than one hundred percent (100%) of the fair market value of the common stock at the time such option is granted.

6. THE PERIOD OF THE OPTION AND THE EXERCISE OF THE SAME

      Each option granted under the Plan shall expire no later than ten (10) years from the date such option is granted, but the Compensation Committee may prescribe a shorter period for any individual option or options.

      The shares subject to the option may be purchased from time to time during the option period, subject to any waiting period or vesting schedule the Compensation Committee may specify for any individual option or options.

      In order to exercise the option or any part thereof, the employee shall give notice in writing to the Company of his or her intention to purchase all or part of the shares subject to the option, and in said notice the employee shall set forth the number of shares as to which he or she desires to exercise such option, and shall pay for such shares at the time of exercise of such option. Such payment may be made in such manner as the Compensation Committee may specify, which may include cash, delivery to the Company of shares of common stock of the Company, delivery of proceeds of the sale of the option shares by the Company's designated broker on behalf of the employee, and any other manner permitted by law specified by the Committee. At the time of granting an option, the Committee may impose conditions on the right to exercise an option.

      Except as specified in Sections 10 and 11 below, no option may be exercised except by the Optionee personally while the Optionee e is in the employ of the Company or its subsidiaries.

      No Optionee or his or her legal representative, legatees or distributees, as the case may be, shall be or have any of the rights and privileges of a shareholder of the Company by reason of such option unless and until the shares are issued to him or her under the terms of the Plan.

7. MERGER; REORGANIZATION; ACCELERATION

      In the event that the Company is a party to a merger or other reorganization, outstanding Options shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Options by the surviving corporation, or a parent or subsidiary of such corporation ("Successor Corporation"), for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation with or without consideration, in all cases without the consent of the Optionee.

      Upon a Change in Control, all Options granted under the Plan and held by Optionees whose employment with the Company has not terminated shall vest and become exercisable as to all Shares subject to such Option in accordance with the following provisions:

            (i) If any of the Optionee's outstanding Options are assumed or an equivalent option is substituted by a Successor Corporation, or if any of the Optionee's outstanding Options are continued by the Company (if the Company is a surviving corporation), then the entire unvested portion of any Option shall remain subject to the vesting schedule in effect for such Option immediately prior to the Change in Control; unless, within one year of the Change in Control, (A) the Optionee is terminated without cause (as provided in Section 10), or (B) the Optionee Resigns for Good Reason, in which case, the entire unvested portion of any Option shall be deemed to have vested and become fully exercisable immediately prior to any such termination or resignation.

            (ii) If any of the Optionee's outstanding options are not assumed or an equivalent option is not substituted by the Successor Corporation, and if any of the Optionee's outstanding Options are not continued by the Company (if the Company is a surviving corporation), all of the then unvested portion of the Option shall be deemed to have vested immediately prior to the Change in Control.

            "Change in Control" means the occurrence of any of the following:

            (i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 65% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization;

            (ii) The sale, transfer or other disposition of all or substantially all of the Company's assets;

            (iii) A change in the composition of the Board of Directors of the Company, as a result of which fewer that one-half of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the "original directors") or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

            (iv) Any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing at least 20% of the total voting power represented by the Company's then outstanding voting securities. For purposes of this subparagraph, the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934 but shall exclude:

            (A) trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary of the Company; and

            (B) corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

            A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transactions.

      "Resignation for Good Reason" means the Optionee's resignation due to (i) a material diminution of Optionee's duties without Optionee's consent, (ii) a diminution of Optionee's base salary in effect immediately prior to a Change in Control, or (iii) a requirement that Optionee's commute distance increase by more than fifty (50) miles without Optionee's consent.

      Notwithstanding the above provisions of this Section 7, if any agreement between the Optionee and the Company provides greater rights to the Optionee than does this Section 7 upon the occurrence of one or more of the events described in this Section 7, the provisions of such other agreement shall govern and shall supersede this Section 7.

8. PROVISIONS REGARDING STOCK APPRECIATION RIGHTS

      A stock appreciation right granted under the Plan shall entitle the holder thereof to receive from the Company, upon surrender of the related option, payment of an amount, in cash, shares of common stock or a combination thereof, as determined by the Compensation Committee, equal in value to (A) the excess of the fair market value of a share of common stock on the date the stock appreciation right is exercised over the option price provided for in the related option, multiplied by (B) the number of shares with respect to which the stock appreciation right was exercised. A stock appreciation right shall be exercisable during the period commencing on a date specified by the Compensation Committee and ending on the date on which the related option expires or is earlier canceled or terminated. Notwithstanding the preceding sentence, the Compensation Committee may provide for the grant of a stock appreciation right which may be exercised only within a sixty-day period following certain events specified by the Compensation Committee in the grant of such stock appreciation right. Moreover, the Compensation Committee may provide that such stock appreciation right shall be payable only in cash and that, in addition to payment of the amount otherwise due upon exercise of such stock appreciation right, the holder thereof shall receive (unless such stock appreciation right is in tandem with an incentive stock option), an amount equal to the excess of the highest price paid for a share of common stock in the open market or otherwise over the sixty-day period prior to exercise over the fair market value of a share of common stock on the date the stock appreciation right is exercised.

      In order to exercise the stock appreciation right or any part thereof, the employee shall give notice in writing to the Company of his or her intention to exercise such right, and in said notice the employee shall set forth the number of shares as to which such employee desires to exercise the stock appreciation right, provided that such right may not be exercised with respect to a number of shares in excess of the number for which the related option could then be exercised. Any limitations on the right to exercise the related option shall also apply to the stock appreciation right.

      No holder of a stock appreciation right or such holder's legal representatives, legatees or distributees, as the case may be, shall be or have any of the rights and privileges of a shareholder of the Company by reason of such stock appreciation right unless and until the shares are issued to such holder under the terms of the Plan.

9. NON-TRANSFERABILITY OF OPTION AND STOCK APPRECIATION RIGHT

      No option or stock appreciation right granted under the Plan to an employee shall be transferred by him or her otherwise than by will or by the laws of descent and distribution, and such option or stock appreciation right shall be exercisable during the employee's lifetime only by him or her.

10. TERMINATION OF EMPLOYMENT

      All options granted less than one year before an Optionee's termination of employment shall terminate immediately upon such Optionee's termination of employment. The remaining provisions of this Section 10 shall apply to options granted one year or more before an Optionee's termination of employment.

      Except as provided below, if an Optionee shall cease to be employed by the Company or one of its subsidiaries, as the case may be, for any reason other than death, disability or retirement pursuant to a retirement plan of the Company or one of its subsidiaries, any option theretofore granted to the Optionee which has not been exercised shall forthwith cease and terminate. The Compensation Committee may provide in the grant of any option or in an amendment of such grant that in the event of any such termination of employment (except termination for "cause" as defined below), such option shall be exercisable (solely to the extent it was exercisable on the date of the Optionee's termination of employment) within the ninety days after the Optionee's termination, but in no event after the expiration of the term of said option prescribed pursuant to Section 6.

      The Company or any of its subsidiaries shall have "cause" to terminate the Optionee's employment only on the basis of the Optionee's having been guilty of fraud, misappropriation, embezzlement or any other act or acts of dishonesty constituting a felony and resulting or intended to result directly or indirectly in a substantial gain or personal enrichment to the Optionee at the expense of the Company or any of its subsidiaries. Notwithstanding the foregoing, the Optionee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to the Optionee a copy of a resolution (i) duly adopted by three-quarters (3/4) of the entire membership of the Compensation Committee, or of the Board of Directors of the Company, at a meeting called and held for such purpose after reasonable notice to the Optionee and an opportunity for the Optionee, together with the Optionee's counsel, to be heard before such Committee or Board, as the case may be, and (ii) finding that in the good faith opinion of such Committee or Board, as the case may be, the Optionee was guilty of conduct described in the preceding sentence of this paragraph and specifying the particulars of such conduct in detail. However, an Optionee's right to exercise his outstanding options shall automatically be suspended from the moment the Optionee is notified that the Company has commenced an investigation into whether there are grounds for terminating the Optionee's employment for "cause" until a determination has been made that no such grounds exist.

      In the case of an Optionee employed by any of the subsidiaries of the Company that were sold during 1997 or 1998 and whose employment with the group consisting of the Company and its subsidiaries ceased as a result of such sale, any option (other than an incentive stock option) theretofore granted to the Optionee which has not been exercised as of the Optionee's termination of employment shall become 100% vested and shall be exercisable within one (1) year after the date of the subsidiary's sale by the Company, but in no event after the expiration of the term of said option prescribed pursuant to Section 6.

      In the case of any Optionee employed at the Miami, Florida headquarters of the Company at the time of the May 1998 announcement of the reorganization of the Company who terminates employment with the Company because (i) the Optionee's position is eliminated as a result of the reorganization or (ii) the Optionee declines employment at the Company's new headquarters in San Jose, California, any option (other than an incentive stock option) theretofore granted to the Optionee which has not been exercised as of the Optionee's termination of employment shall become 100% vested and shall be exercisable within three (3) years following termination of employment, but in no event after the expiration of the term of said option prescribed pursuant to Section 6.

11. RETIREMENT, DISABILITY OR DEATH

      All options granted less than one year before an Optionee's retirement, disability, or death shall terminate immediately upon such Optionee's retirement, disability, or death. The remaining provisions of this Section 11 shall apply to options granted one year or more before an Optionee's retirement, disability, or death.

      In the event of the retirement of an Optionee pursuant to a retirement plan of the Company or one of its subsidiaries, as the case may be, the options theretofore granted to the Optionee shall be exercisable during such period of time as the Compensation Committee shall specify in the option grant either at the time of grant or by amendment, which period shall not exceed the first to expire of: (i) one (1) year after the date of such retirement with respect to incentive stock options, (ii) three (3) years after the date of such retirement for Optionees whose retirement date is prior to July 1, 1997, (iii) five (5) years after the date of such retirement for Optionees whose retirement date is on or after July 1, 1997, and (iv) the expiration of the term of said option prescribed pursuant to Section 6. Options not exercisable on the date of an Optionee's retirement shall continue to become exercisable during such period in accordance with the schedule specified by the Compensation Committee pursuant to Section 6; provided that no additional options shall become exercisable following an Optionee's death.

      In the event of the disability or death of an Optionee while in the employ of the Company or one of its subsidiaries, or during the post-employment period referred to in the immediately preceding paragraph, the options theretofore granted to him shall be exercisable during such period of time as the Compensation Committee shall specify in the option grant either at the time of grant or by amendment, which period shall not exceed the first to expire of the following: (i) one (1) year after the date of such disability or death, with respect to incentive stock options, (ii) three (3) years after the date of such disability if the date of such disability is prior to July 1, 1997, (iii) five
(5) years after the date of such disability if the date of such disability is on or after July 1, 1997, (iv) three (3) years after the date of such death, (v) the applicable post-retirement period as set forth in the preceding paragraph, and (vi) the expiration of the term of said option prescribed pursuant to
Section 6. Options not exercisable on the date of an Optionee's termination of employment by reason of disability shall continue to become exercisable during such period in accordance with the schedule specified by the Compensation Committee pursuant to Section 6; provided that no additional options shall become exercisable following an Optionee's death.

      Such option (or the related stock appreciation right) may only be exercised by the personal representative of such decedent or by the person or persons to whom such employee's rights under the option shall pass by such employee's Will or by the laws of Descent and Distribution of the state of such employee's domicile at the time of death, and then only as and to the extent that such employee was entitled to exercise the option on the date of death.

12. WRITTEN AGREEMENT

      Within a reasonable time after the date of grant of an option, an option and stock appreciation right, or a stock appreciation right related to a previously granted option, a written agreement in a form approved by the Compensation Committee shall be duly executed and delivered to the Optionee.

13. ADJUSTMENT BY REASON OF RECAPITALIZATION, STOCK SPLITS, STOCK DIVIDENDS,
    ETC.

      If, after the effective date of this Plan, there shall be any changes in the common stock structure of the Company by reason of the declaration of stock dividends, recapitalization resulting in stock split-ups, or combinations or exchanges of shares by reason of merger, consolidation, or by any other means, then the number of shares available under the Plan, the shares subject to any outstanding options, and the maximum number of shares with respect to which options may be granted to any person shall be equitably and appropriately adjusted by the Board of Directors of the Company as in its sole and uncontrolled discretion shall seem just and reasonable in the light of all the circumstances pertaining thereto.

14. RIGHT TO TERMINATE EMPLOYMENT

      The Plan shall not confer upon any employee any right with respect to being continued in the employ of the Company and its subsidiaries or interfere in any way with the right of the Company and its subsidiaries to terminate his or her employment at any time, nor shall it interfere in any way with the employee's right to terminate his or her employment.

15. WITHHOLDING AND OTHER TAXES

      The Company or one of its subsidiaries shall have the right to withhold from salary or otherwise or to cause an Optionee (or the executor or administrator of the Optionee's estate or his legatees or distributees) to make payment of any Federal, State, or other (to the extent permitted by applicable law, rule or regulation) taxes required to be withheld with respect to any exercise of a stock option or a stock appreciation right. An Optionee may elect to have the withholding tax obligation or, if the Compensation Committee so determines, any additional tax obligation with respect to any exercise of a stock option or stock appreciation right satisfied by (a) having the Company or one of its subsidiaries withhold shares otherwise deliverable to the Optionee with respect to such exercise, or (b) delivering shares of common stock to the Company.

16. AMENDMENT TO THE PLAN

      The Board of Directors shall have the right to amend, suspend or terminate the Plan at any time; provided, however, that no such action shall affect or in any way impair the rights of the holder of any option or stock appreciation right theretofore granted under the Plan; and provided further, that unless first duly approved by the common shareholders of the Company entitled to vote thereon at a meeting (which may be the annual meeting) duly called and held for such purpose, no amendment or change shall be made in the Plan (a) increasing the total number of shares which may be purchased or transferred upon exercise of options or stock appreciation rights under the Plan by all employees; (b) changing the minimum purchase price hereinbefore specified for the optioned shares; (c) changing the maximum option period; (d) increasing the amount that may be received upon exercise of a stock appreciation right; or (e) allowing a stock appreciation right to be exercised after the expiration date of the related option.

17. EFFECTIVE DATE OF THE PLAN

      The Plan shall be effective as of February 24, 1971.

18. SAVINGS CLAUSE

      Each option and stock appreciation right shall be governed by the terms of the Plan as in effect on the date of its grant unless the option or stock appreciation right is expressly amended to include one or more Plan provisions adopted after the date of grant. The Compensation Committee shall have authority to amend outstanding options to include any provisions permitted by the Plan as in effect at the time of such amendment.